As filed with the U.S. Securities and Exchange Commission on April 21, 2026.

Registration No. 333-288410

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARC Group Acquisition I Corp

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

398 S Mill Avenue, Suite 306

Tempe, AZ 85284
Telephone: (928) 625-0928

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Datuk Dr. Doris Wong Sing Ee
Chief Executive Officer
398 S Mill Avenue, Suite 306

Tempe, AZ 85284
Telephone: (928) 625-0928

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Debbie A. Klis Rimon, P.C. 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 935-3390	José Santos Forbes Hare Qwomar Building, 4th Floor Blackburn Highway Road Town, Tortola VG1110 British Virgin Islands Tel: (284) 852-1899	Gil Savir Paul Hastings LLP 200 Park Avenue New York, NY 10166 Tel: (770) 878-2696

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged to the Registration Statement filed on April 16, 2026, and consists only of the cover page, this explanatory note and Part II of the Registration Statement. This Amendment No. 6 is being filed solely for the purpose of filing Exhibit 5.1, Exhibit 5.2 and Exhibit 107 to this registration statement on Form S-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No change is made to the preliminary prospectus constituting Part I of the Registration Statement. This Amendment No. 6 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged to the Registration Statement filed on April 16, 2026, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

Part II

Information not required in prospectus

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	225,000
Printing and engraving expenses	30,000
Accounting fees and expenses	40,000
SEC/FINRA expenses	50,000
Nasdaq listing fees	80,000
Underwriter Legal Fees	75,000
Miscellaneous	200,000
Total	$700,000

Item 14. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). In addition, the representative of the underwriters pursuant to the underwriting agreement has agreed to waive its redemption rights with respect to its representative shares in connection with the completion of our initial business combination. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, we will agree to indemnify the underwriters and the underwriters will agree to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

On May 27, 2025, our sponsor purchased, and the Company issued to the sponsor, 12,321,429 Class B ordinary shares for an aggregate purchase price of $25,000, of which 1,607,143 Class B ordinary shares were subject to forfeiture in the event the over-allotment option is not exercised. On December 3, 2025, our sponsor surrendered 4,928,572 Class B ordinary shares it held for no consideration and on April 6, 2026, the Sponsor surrendered 2,217,857 Founder Shares it held for no consideration leaving sponsor with 5,175,000 Class B ordinary shares for an aggregate purchase price of $25,000 (up to 675,000 of which are subject to forfeiture by the holders thereof depending on the extent to which the underwriter’s over-allotment option is exercised. The sponsor is deemed to have purchased the founder shares for approximately $0.00483 per share. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares outstanding was determined based on the expectation that the total size of this offering would be a maximum of 12,075,000 units if the underwriters’ over-allotment option is exercised in full and, therefore, such founder shares would represent 28.8% of the outstanding shares after this offering (not including the Class A ordinary shares that are included within the private units).

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Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.

Our sponsor has committed, pursuant to a written agreement, to purchase from us an aggregate of 200,000 private units (whether or not the over-allotment option is exercised) at $10.00 per unit, for an aggregate purchase price of $2,000,000. The private units will also be worthless if we do not complete our initial business combination. This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit No.
1.1**	Form of Underwriting Agreement.
3.1**	Memorandum and Articles of Association.
3.2**	Revised Memorandum and Articles of Association.
3.3**	Form of Amended and Restated Memorandum and Articles of Association.
4.1**	Specimen Unit Certificate.
4.2**	Specimen Ordinary Share Certificate.
4.3**	Specimen Warrant Certificate
4.4**	Form of Warrant Agreement between Efficiency, INC. and the Registrant.
4.5**	Specimen Right Certificate.
4.6**	Form of Rights Agreement between Efficiency, INC. and the Registrant.
5.1*	Opinion of Rimon P.C.
5.2*	Opinion of Forbes Hare, British Virgin Islands counsel to the Registrant.
10.1**	Form of Letter Agreement among the Registrant, MFH 2, LLC and each of the officers and directors of the Registrant.
10.2**	Form of Investment Management Trust Agreement between Efficiency, INC. and the Registrant.
10.3**	Form of Registration Rights Agreement among the Registrant, MFH 2, LLC and Arc Group Securities LLC.
10.4**	Form of Private Units Purchase Agreement between the Registrant and MFH 2, LLC.
10.5**	Form of Indemnity Agreement.
10.6**	Promissory Note dated June 4, 2025, issued to MFH 2, LLC.
10.7**	Subscription Agreement dated May 27, 2025, between MFH 2, LLC and the Registrant.
10.8**	Form of Administrative Services Agreement.
10.9**	First Amendment to Promissory Note dated November 28, 2025 issued to MFH 2, LLC.
10.10**	Second Amendment to Promissory Note dated February 13, 2026 issued to MFH 2, LLC.
14.1**	Form of Code of Ethics.
23.1**	Consent of Guandong Prouden CPAs GP.
23.2*	Consent of Rimon P.C. (included on Exhibit 5.1).
23.3*	Consent of Forbes Hare (included on Exhibit 5.2).
24.1**	Power of Attorney (included on the signature page of the initial filing).
99.1**	Audit Committee Charter.
99.2**	Compensation Committee Charter.
99.3**	Consent of Dr. Satis Waran Nair Krishnan to be named as a director nominee.
99.4**	Consent of Inigo Angel Laurduraj to be named as a director nominee
99.5**	Consent of Soon Ping (“Zara”) Pappas to be named as a director nominee
107*	Filing Fee Table.

* Filed herewith.

** Previously filed

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 of any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

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(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kaula Lumpur, Malaysia, on the 21st day of April 2026.

ARC Group Acquisition I Corp

By:	/s/ Datuk Dr. Doris Wong Sing Ee
Name:	Datuk Dr. Doris Wong Sing Ee
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Datuk Dr. Doris Wong Sing Ee his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney- in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Datuk Dr. Doris Wong Sing Ee	Chief Executive Officer and Executive Director	April 21, 2026
Datuk Dr. Doris Wong Sing Ee	(principal executive officer)

/s/ Kiu Cu Seng	Chief Financial Officer	April 21, 2026
Kiu Cu Seng	(principal financial and accounting officer)

/s/ Ian Hanna	Chief Operating Officer and Executive Director	April 21, 2026
Ian Hanna

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Authorized representative

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this amended registration statement, solely in its capacity as the duly authorized representative of ARC Group Acquisition I Corp, in New York, New York, on the 21st day of April 2026.

By:	/s/ Ian Hanna
Name:	Ian Hanna
Title:	Chief Operating Officer and Executive Director

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